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                                                                   Exhibit 10.16

[PHELPS DODGE CORPORATION LOGO]
One N. Central Avenue, Phoenix, AZ 85004 (602) 366-8100

Date

Dear :

                               SEVERANCE AGREEMENT

            Phelps Dodge Corporation (the "Corporation") realizes that every employee has worried about the possible loss of his job. For a senior executive, the limited number of comparable positions that are likely to be available should the executive's employment be involuntarily terminated adds to this concern. While the Corporation does not expect that you would be involuntarily terminated, it wants to assure you that if, after one full year of service, your employment is involuntarily terminated under the circumstances described below you would receive a meaningful severance benefit. For that reason, in consideration of your continued employment with the Corporation, the Corporation agrees with you as follows:

            1. SEVERANCE PAYMENT. If, after you have completed one full year of continuous service, the Corporation terminates your employment other than for Cause or on account of Mandatory Retirement (as such terms are defined below) or you voluntarily terminate your employment on account of Good Reason (as defined below), the Corporation will pay you in a single lump sum within 10 business days following the date your employment terminates an amount equal to the higher of your annual base salary in effect (i) on the date your employment terminates or (ii) if applicable, immediately prior to the occurrence of an action or event which results in your having Good Reason to terminate your employment.

            2. OUTPLACEMENT SERVICES. If you are entitled to receive the basic benefit under this Agreement, the Corporation will pay an additional amount up to a maximum of 15% of the amount payable under paragraph 1 to provide you with outplacement services from any agency of your choice which is reasonably acceptable to the Corporation.

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            3. BENEFITS CONTINUATION. If you are entitled to receive the basic benefit under this Agreement, the Corporation will pay the cost of any continuation coverage available to you under the Corporation's group health plans for the lesser of 12 months or the period during which you (and any of your dependents) are eligible for such coverage pursuant to Section 601 et seq. of the Employee Retirement Income Security Act of 1974, as amended (the "Continued Coverage Period"). The Continued Coverage Period begins, generally, on the day your employment terminates. If the Corporation has agreed to continue your coverage pursuant to any other written agreement, however, the Continued Coverage Period will not begin until your coverage terminates pursuant to that agreement. During the period beginning on your termination of employment and ending on the last day of the Continued Coverage Period, the Corporation shall also reimburse you for any premiums you pay to continue any life or disability insurance coverage that the Corporation maintained for your benefit prior to the date your employment with the Corporation terminated.

            4. DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings set forth below:

      (a) "Cause" shall mean (i) any willful violation or any gross neglect of your duties and responsibilities which results in a material detriment to the Corporation and its subsidiaries, taken as a whole, or (ii) any repeated willful violations or gross neglect of your duties and responsibilities, regardless of whether such violations result in a material detriment to the Corporation and its subsidiaries, taken as a whole, after the Corporation provides you with notice of such violations.

      (b) "Good Reason" shall mean the occurrence of any of the following events, unless you shall have given your written consent to the occurrence of such event:

                              (i) a material reduction in your base salary
                  unrelated to the financial results or financial position of the Corporation; or

                              (ii) a material reduction in your position, duties
                  and responsibilities.

      Notwithstanding the foregoing, no termination of employment will be treated as being on account of Good Reason unless you provide the Corporation with a written notice of your termination, setting forth the basis for asserting a Good Reason termination, within 90 days of the occurrence of the event giving rise to a Good Reason termination.

      (c) "Mandatory Retirement" shall mean your retirement at age 65 or later at the direction of the Company, provided that such involuntary retirement shall not violate the Age Discrimination in Employment Act of 1967, as amended, or any other applicable Federal or state law.

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            5. CAUSE AND VOLUNTARY TERMINATION. No benefits shall be payable under this Agreement in the event that the Corporation terminates your employment for Cause or on account of Mandatory Retirement or you terminate your employment without Good Reason (including your voluntary early or normal retirement).

            6. OTHER SEVERANCE BENEFITS. Except as otherwise specifically provided in any other plan, policy or agreement primarily intended to provide severance benefits, the Corporation's sole obligation to you on account of a termination of your employment is for the benefits, if any, payable under this Agreement. Without limiting the foregoing, nothing in this Agreement shall be construed to limit, reduce or restrict any right or entitlement you may have under the terms of any employee benefit plan, policy or arrangement which is not primarily intended to provide severance benefits.

            7. EMPLOYMENT AT WILL. This Agreement shall neither obligate the Corporation or any subsidiary of the Corporation to continue you in its employ (or to employ you in any particular office or to perform any specified responsibility) nor obligate you to continue in the employ of the Corporation or any subsidiary of the Corporation.

            8. SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of you, your estate and the Corporation and any successor of the Corporation, but neither this Agreement nor any rights arising hereunder may be assigned or pledged by you.

            9. GOVERNING LAW. This Agreement shall be governed by the laws of the State of New York.

            10. NO DUTY TO MITIGATE. For purposes of receiving payments under this Agreement, you are not under any duty to mitigate the damages resulting from your termination of employment. As a result, you will receive the payment and the benefits provided by Sections 1, 2 and 3 regardless of whether you search for or obtain other work. Under the law, though, your Continued Coverage Period for purposes of Section 3 may terminate when you become eligible for certain other health care coverage.

            11. AMERICAN JOBS CREATION ACT OF 2004. The Corporation and you acknowledge and agree that all payments under this Agreement will be made in compliance with and subject to the applicable requirements of Code Section 409A of the Internal Revenue Code (IRC) and the regulations and guidance of the Department of the Treasury interpreting and implementing Code Section 409A.

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            If you are in agreement with the foregoing, please so indicate by signing and returning to the Corporation the enclosed copy of this letter, whereupon this letter shall constitute a binding agreement between you and the Corporation.

                                          Very truly yours,

                                          PHELPS DODGE CORPORATION

                                          By ____________________________
                                               Senior Vice President

Agreed:

_________________________  __________________
                                 Date

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